CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 27, 2012, accompanying the financial statements of Intermediate Corporate Investment Grade Trust, Series 46 (included in Van Kampen Unit Trusts, Taxable Income Series 192) as of July 31, 2012, and for the period from August 12, 2009 (date of deposit) through July 31, 2010 and for each of the two years in the period ended July 31, 2012 and the financial highlights for the period from August 12, 2009 (date of deposit) through July 31, 2010 and for each of the two years in the period ended July 31, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-160092) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 27, 2012